UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 19, 2016

GLEN BURNIE BANCORP

(Exact name of registrant as specified in its charter)

Maryland	0-24047	52-1782444
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

101 Crain Highway, S.E., Glen Burnie, Maryland 21061

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (410) 766-3300

Inapplicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁭☐⁭ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁭☐⁭ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁭☐⁭ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁭☐⁭ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Executive Officer

On January 14, 2016, the Board of Directors of Glen Burnie Bancorp (the “Company”) approved the appointment of John D. Long as Executive Vice President of the Company’s wholly-owned subsidiary, The Bank of Glen Burnie (the “Bank”), subject to agreement of terms of employment. On January 20, 2016, Mr. Long and the Bank agreed to terms of employment to be effective February 8, 2016. Upon the previously announced retirement of Michael G. Livingston, President and Chief Executive Officer of the Company and the Bank on March 31, 2016, Mr. Long will succeed Mr. Livingston as President and Chief Executive Officer of the Company and the Bank.

Mr. Long, age 60, has over 37 years’ experience in commercial banking. Since October 20, 2014, he has been an independent consultant advising commercial banks on commercial loan structuring. From 2009 through 2014, Mr. Long served as Senior Group Manager at PNC Bank, N.A., and from 2000 until 2009 he served as Senior Vice President at Mercantile Mortgage Corporation. Mr. Long received a Bachelor of Science degree in accounting and business administration from Washington and Lee University in 1978, and became a Maryland Certified Public Accountant in 1983.

Under the terms of Mr. Long’s employment, he will receive an annual base salary of $250,000, subject to merit increases in the discretion of management, plus benefits. In addition, he is eligible to receive incentive compensation in accordance with the policies of the Bank for its executive officers if certain performance goals are met. Mr. Long’s employment may be terminated by either party at any time.

Resignation of Chief Financial Officer

On January 19, 2016, John M. Wright, Senior Vice President and Chief Financial Officer of the Company, and Treasurer and Chief Financial Officer of the Bank, resigned from his positions effective February 26, 2016, to pursue other opportunities. The Company will commence a search for a new Chief Financial Officer.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

The following exhibits are filed herewith:

Exhibit No.
10.1	Employment Letter dated January 15, 2016 and executed January 20, 2016 between The Bank of Glen Burnie and John D. Long

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLEN BURNIE BANCORP
(Registrant)

Date: January 20, 2016	By:	/s/ Michael G. Livingston
Michael G. Livingston
Chief Executive Officer

3